Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors:
Edward C. English, Vice President, Chief Financial Officer and Treasurer of
PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320
or ted.english@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Announces Agreement for Sale of Facility

Waltham, MA — October 11, 2005 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS)  today announced that it has entered into an agreement to sell, for $51,250,000, its corporate headquarters and research facility located in Waltham, Massachusetts.  PRAECIS will sell its approximately 180,000 square foot, first-class office and laboratory building to Intercontinental Real Estate Corporation, a real estate investment and management firm, located in Boston, Massachusetts, acting on behalf of Intercontinental Real Estate Investment Fund III, LLC.  As part of the agreement, PRAECIS will leaseback from Intercontinental approximately 65,000 square feet of state-of-the-art laboratory and office space within the facility.

Upon closing of the transaction, which is anticipated to occur by the end of October, the Company will realize, net of fees and expenses, proceeds of approximately $50.6 million.  Concurrent with the closing, the Company will retire the outstanding mortgage on the facility of approximately $31.6 million.  The remaining net proceeds of approximately $19.0 million will be used to further the Company’s research and development goals and objectives.

Kevin F. McLaughlin, President and Chief Executive Officer of PRAECIS, stated, “We are extremely pleased with this transaction that, when concluded, will increase significantly the Company’s cash and investment balance, which as of September 30, 2005, was approximately $48.0 million.  This transaction will also assist us in reducing our ongoing facility operating expenses.  The facility sale will enhance our flexibility as we continue to focus our resources on our most promising assets and technologies.  In addition, through the lease of a portion of the facility, we will be able to meet our current needs and achieve our goal of minimizing disruption to our ongoing operations.  Intercontinental is a high caliber organization and we are delighted to be working with them, and look forward to a long and mutually beneficial relationship.”

Intercontinental is an SEC Registered Investment Advisor that manages private equity real estate investments and provides real estate services for domestic and international clients. Established in Boston over 40 years ago, Intercontinental has acquired, developed, built and managed over $3.0 billion of real estate.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has a novel MetAP-2 inhibitor in clinical development for non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, Direct Select™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  PRAECIS has received approval to market Plenaxis® in Germany.

This news release contains forward-looking statements, including statements regarding the expected timing for the closing of the sale of the Company’s corporate headquarters and research facility, and the Company’s expected net proceeds, and the expected future use of those net proceeds, from such a transaction.  These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future events or performance.  These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those anticipated or projected, including, but not limited to, the Company’s ability to complete the sale of its facility to Intercontinental Real Estate Corporation by a specified date, the Company’s ability to manage operating expenses and unexpected expenditures, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to various risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.  The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.